Exhibit 3

                       PROMISSORY NOTE AND LOAN AGREEMENT


Borrower:    Cahill, Warnock Strategic Partners Fund, L.P.
             1 South Street, Suite 2150
             Baltimore, MD 21202

Lender:      Wilmington Trust Company
             1100 N. Market Street
             Wilmington, DE 19890


                                  I. LOAN TERMS

     1.1. PROMISE TO PAY. Cahill, Warnock Strategic Partners Fund, L.P. ("Borrower") promises to pay to Wilmington Trust Company ("Lender") the principal amount of Eight Million and 00/100 Dollars ($8,000,000) or so much thereof as may be extended and outstanding, together with interest on the unpaid outstanding principal balance thereof (the "Loan").

      1.2. REVOLVING LINE OF CREDIT. This Promissory Note and Loan Agreement ("Note") evidences a revolving line of credit for the maximum amount of Eight Million and 00/100 Dollars ($8,000,000) provided that the maximum aggregate amount of credit the Lender shall extend hereunder, upon request from the Borrower, is the lesser of 75% of the then anticipated capital contribution call to Borrower's Limited Partners ("Capital Call") or $8,000,000; provided further that each extension of credit hereunder ("Advance") shall have a maturity date of less than 90 days so that the principal amount of any Advance will be repaid within 90 days of the date of such Advance. The unpaid principal balance owing on this Note at any time may be evidenced by Lender's internal records which will be provided to Borrower from time to time upon Borrower's request. Lender will have no obligation to Advance funds under this Note if Borrower has failed to comply with the covenants of Section III of this Note or if the Borrower is in default under the terms of Section IV of this Note or any agreement that Borrower has with Lender, including any agreement made in connection with the signing of this Note.

      1.3. PAYMENT. Borrower will pay all outstanding principal plus all accrued and unpaid interest under each Advance when due and payable. Interest shall be calculated from the date of each Advance until repayment of each Advance. Interest on this Note is computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will make all payments to Lender at Lender's address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payment will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

     1.4. VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an index which is the WILMINGTON TRUST COMPANY'S NATIONAL COMMERCIAL RATE (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. If the Index becomes unavailable during the term of this loan, Lender will utilize a prime lending rate as published in the Wall Street Journal. Lender will tell Borrower the current Index rate upon Borrower's request. Borrower understands that Lender may make loans based on other rates as well. The interest rate change will not occur more often than each day. The Index currently is 8.25% per annum. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate equal to the Index, resulting in an initial rate of 8.25% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

      1.5. PREPAYMENT. Borrower may prepay from time to time in whole or in part without penalty or premium all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest on the principal which remains outstanding. Rather, they will reduce the principal balance due.

      1.6 SECURITY. This Note and the Borrower's obligations hereunder are secured by a pledge of all assets held in a sub account to Account Number 36054, known as Account Number 36054-1 by Wilmington Trust Company as Agent for Borrower Under Agreement dated February 29, 1996, as more specifically described in and pledged pursuant to the Pledge and Security Agreement ("the Security Agreement") entered into between the Bank and the Borrower as of this date.

     1.7. LATE CHARGE. If a payment is not made within 15 days of the date such payment becomes due, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $5.00, whichever is greater.

      1.8. NOTICE AND MANNER OF ADVANCES. Borrower shall give Lender at least 1 business days' oral notice to be followed by telecopy or written fax notice of any request for Advances under this Note. Such notice shall constitute an affirmative representation that Borrower is not in default of this Agreement and that Borrower is in compliance with all of the covenants in Section III hereof. Such Advances hereunder will be made in immediately available funds by crediting the amount thereof to the Borrower's account with Wilmington Trust Company or by other means acceptable to Lender. Advances shall only be made pending the receipt of Additional Capital Contributions under the Borrower's Limited Partnership Agreement.

      Advances under this Note may be requested in writing by Borrower or by an Authorized Person (as defined below). All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender's office set forth in Section 5.1. The following party or parties are authorized to request Advances under the line of credit until Lender receives from Borrower written notice of revocation of their authority and/or the designation of the appointment of other authorized persons: Edward L. Cahill and David L. Warnock (individually, an "Authorized Person"). Borrower agrees to be liable for all sums either: (a) Advanced in accordance with the instructions of an Authorized Person; or (b) credited to any of Borrower's accounts with Lender upon the instructions of an Authorized Person.

     1.9. ANNUAL FEE. Borrower will pay an annual fee equal to 1/4% of the unused Note balance calculated and charged quarterly and in arrears directly to the Borrower's Custody Account 36054-0.

     1.10. TERMINATION DATE. The Revolving Line of Credit and this Note will terminate at the earlier of December 31, 1998 or 90 days after the eighth Capital Call subsequent to the date of this Note; provided, however, the Lender retains the right to terminate this loan if any of the Limited Partners withdraw their subscription.

     1.11. GENERAL PARTNERS OF CAHILL, WARNOCK STRATEGIC PARTNERS, L.P.
     a) If an individual general partner of the general partner of the Borrower no longer serve as general partner of the general partner of the Borrower, then such person shall remain liable to the Lender for any Advances outstanding at the time such person ceases to serves as a general partner, to the full extent such person would be liable to the Lender under Delaware law if such person continued to serve as a general partner of the general partner of the Borrower.






     b) In the event that either Edward L. Cahill or David L. Warnock no longer serves as a general partner of the general partner of the Borrower, the Lender has the right to refuse to make any Advances under the Note. If the Lender exercises this right, the Borrower may terminate the Note without penalty.

     c) Notwithstanding anything to the contrary contained herein, the failure of either Edward L. Cahill or David L. Warnock to continue to serve as a general partner of the general partner of the Borrower, shall in no way be considered a default or trigger any acceleration or penalties under the Note.

                  II. BORROWER'S REPRESENTATIONS AND WARRANTIES

     2.1. ORGANIZATION AND STANDING. The Borrower is a Limited Partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to do business in each jurisdiction in which the conduct of its business requires such qualification and would be materially and adversely affected in the absence thereof. The Borrower is in compliance with all applicable law and regulations governing the conduct of its business and governing consummation of the transactions contemplated herein, except for any such failures to so comply that will or do not, singly or in the aggregate, have a material adverse effect on the business, assets, financial conditions, operations, or prospects of Borrower.

     2.2. POWER AND AUTHORITY. The execution, delivery, and performance hereof by Borrower are within its powers, have been duly authorized by all necessary action, and are not in contravention of law or the terms of its Limited Partnership Agreement or any amendment thereto, or any indenture, agreement, or undertaking to which Borrower is a party or by which it is bound.

     2.3. VALID AND BINDING OBLIGATION. This Agreement constitutes the legal, valid, and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy and insolvency laws and laws affecting creditors' rights and the enforcement thereof generally.

     2.4. NO LEGAL BAR. The execution, delivery, and performance of this Agreement, and the borrowing contemplated by this Agreement do not and will not violate any Requirement of Law or any contractual obligation of Borrower and will not result in, or require, the creation or imposition of any lien on any of its properties or revenues pursuant to any Requirement of Law or any contractual obligation, which violation or lien would have a material adverse effect on the business, assets, financial condition, operations, or prospects of Borrower. For the purposes of this Section, "Requirement of Law" means the Limited Partnership Agreement or other organizational or governing documents of a given entity and any law, treaty, rule or regulation, or determination of any arbitrator or court or other governmental authority, in each case applicable to or binding upon such entity or any of its property or to which such entity or any of its property is subject.

     2.5. LITIGATION. There is not now pending against the Borrower, nor to the knowledge of the general partner of Borrower, nor is there threatened by written communication, any litigation, investigation, or proceeding the outcome of which would, in any case or in the aggregate, materially and adversely affect the assets or financial condition of Borrower, taken as a whole, or seriously affect their continued material operations.

     2.6. CONSENT OR FILING. No consent, approval, or authorization of, any court, any governmental body or authority, or any other person or entity is required in connection with the valid execution, delivery, or performance of this Agreement or any document required by this Agreement or in connection with any of the transactions contemplated thereby.

     2.7. DISCLOSURE. No representation or warranty made by Borrower in this Agreement, in any of the other Loan Documents, or in any other document furnished in connection herewith or therewith contains any misrepresentation of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading with respect to any material facts. There is no fact known to the Borrower (and not known to






Lender) that materially and adversely affects, or that in the future could reasonably be expected to materially and adversely affect, the business, assets, financial condition, operations, or prospects of Borrower.


                            III. BORROWER'S COVENANTS

     3.1. INDEBTEDNESS. The Borrower, without prior written consent of Lender, will not create, incur, assume, or suffer to exist liability for, contingently or otherwise (including, without limitation, any guaranty of the indebtedness of another person), any indebtedness for borrowed money, except:

         (a) current indebtedness of Borrower to Wilmington Trust Company;
         (b) unsecured current liabilities incurred with trade creditors in the ordinary course of business other than those which are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments;

     3.2. EXISTENCE AND QUALIFICATION. Borrower shall do, or cause to be done, all things necessary to preserve, renew, and keep in full force and effect its Limited Partnership Agreement between and among Cahill Warnock Strategic Partners, L.P. and the limited partners listed on Schedule A of the Limited Partnership Agreement in compliance with all material laws applicable to it, operate its business in a proper manner and substantially as presently operated or proposed to be operated; and at all times shall maintain, preserve, and protect its franchises and trade names and preserve its property used or useful in the conduct of its business, and keep the same in good repair, working order, and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments, and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     3.3. FINANCIAL STATEMENTS. Borrower shall keep its books of account in accordance with GAAP and shall furnish to Lender within 120 days after the close of its fiscal year a statement of assets and liabilities as of the close of such year, a statement of operations and a statement of changes in net assets for such year. Such statements shall be consolidated statements of the Borrower and shall be audited and certified by Borrower's independent public accountants.

     3.4. TAXES AND CLAIMS. Borrower shall promptly pay and discharge; (a) all taxes, assessments, and governmental charges upon or against Borrower, or their assets, including payroll taxes, prior to the date on which penalties attach thereto, unless and to the extent that such taxes are being diligently contested in good faith and by appropriate proceedings and appropriate reserves therefor have been established; and (b) all lawful claims, whether for labor, materials, supplies, services, or anything else that reasonably might or could, if unpaid, become a lien or charge upon the properties or assets of Borrower unless and to the extent only that the same are transferred to bond, being diligently contested in good faith and by appropriate proceedings, and appropriate reserves therefor have been established.

     3.5. BOOKS AND RECORDS. Borrower shall: (a) maintain at all times true and complete books, records, and accounts in which true and correct entries shall be made of its transactions in accordance with GAAP; and (b) by means of appropriate quarterly entries reflected in its accounts and in all financial statements furnished pursuant to Section 3.3 of this Agreement, establish proper liabilities and reserves for all taxes and proper reserves, for depreciation, renewal and replacement, obsolescence, and amortization of its properties and bad debts, all in accordance with GAAP.

     3.6. INSPECTION BY LENDER; AUDITS. Borrower shall allow any authorized representative of Lender to visit and inspect, any of the properties of Borrower, or to examine the books of account and other Partnership financial records and Partnership financial files of Borrower, to make copies thereof and to discuss the finances and financial accounts of Borrower with its officers and employees, all at such reasonable times and as often as Lender may reasonably request; provided that Borrower need not disclose to Lender any information which may result in a violation of the Securities Act of 1933 or the Securities and Exchange Act of 1934.

     3.7. PAY INDEBTEDNESS TO LENDER AND PERFORM OTHER COVENANTS. Borrower shall make full and timely payments of the principal of and interest on this Note and all other indebtedness of Borrower to Lender hereunder, whether now existing or hereafter arising, and duly comply with all the terms and covenants contained in each of the instruments and documents given to Lender pursuant to this Agreement at the times and places and in the manner set forth herein.

     3.8. LITIGATION. Borrower will promptly notify Lender upon the commencement of any action, suit, claim, counterclaim, or proceeding against or investigation of Borrower where the damage claim is in excess of $50,000 or where the litigation may materially and adversely affect the Borrower's business (except when the alleged liability is fully covered by insurance, excluding application of any standard deductible). If any such action, suit, claim, counterclaim, proceeding (where the alleged liability is not so covered by insurance) involves an amount in excess of $100,000 or where the litigation could reasonably be expected to materially and adversely affect Borrower's business, Borrower shall also provide Lender, upon request, with an opinion of counsel concerning the litigation or investigation and the probable outcome thereof. Any suit filed by a Limited Partner that materially impacts such Limited Partner's ability to meet its Capital Contributions under the Limited Partnership Agreement and any suit filed by a Limited Partner against the Borrower regardless of the amount shall immediately be reported to the Lender.

     3.9. REGULATORY ENFORCEMENT ACTIONS. Borrower shall promptly notify Lender of the institution of: any investigation, any indictment, the filing of any complaint, the issuance of any cease and desist order or injunction, or the imposition of any fine or non-monetary sanction, by any civil or criminal, federal or civil, regulatory enforcement agency, district attorney's office, attorney general's office or U.S. Attorney's office which involves Borrower and could reasonably be expected to have a material adverse effect on Borrower. Such notification shall include a description of the event that led to such action by such enforcement agency.

     3.10. DEFAULTS OR ASSESSMENTS. Borrower shall promptly notify Lender in writing of: (a) any material assessment by any taxing authority for unpaid taxes as soon as Borrower has knowledge thereof and shall supply Lender with copies of all notices from the Internal Revenue Service or any other taxing authority with respect to any such matter; and (b) any default by Borrower in the performance of (or any material modification of, or waivers granted in connection with) any of the terms or conditions contained in any agreement, mortgage, indenture, or instrument to which Borrower is a party or which is binding upon Borrower, including, but not limited to, any default in, material modification of, or waiver granted in connection with, the Borrower's compliance with any agreement with the Limited Partners of the Cahill Warnock Strategic Partners Fund, L.P. and of any default by Borrower in the payment of any of its indebtedness which default may, singly or in the aggregate, have a material adverse effect on the business, assets, financial condition, operations, or prospects of Borrower taken as a whole.

     3.11. CHANGE OF NAME, PRINCIPAL PLACE OF BUSINESS, ETC. Borrower shall notify Lender immediately of any change in the name of Borrower, the principal place of business of Borrower, the office where the books and records of Borrower are kept, or any change in the registered agent of Borrower for the purpose of service process.

     3.12. MERGERS, ETC. Without Lender's consent, Borrower shall not wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets to any person.

     3.13. LIMITED PARTNERSHIP AGREEMENT. The Borrower shall not change, amend or alter the Limited Partnership Agreement of the Cahill, Warnock Strategic Partners Fund L.P. dated April 11, 1996 in a manner which could effect Borrower's ability to fulfill its obligations under this Agreement without prior written consent of the Lender.








        IV. DEFAULT, RIGHT TO FUTURE ADVANCES AND REMEDIES UPON DEFAULT

     4.1. DEFAULT.  Borrower will be in default if any of the following happens:
(a) Borrower fails to make any payment within five (5) business days after the same becomes due to Lender hereunder ; (b) Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note or any agreement related to this Note, or in any other agreement or loan Borrower has with Lender, and such failure continues for fifteen (15) business days after written notice to Borrower that Lender considers such failure to be a default; (c) Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any person, (including the Limited Partners) that may materially and adversely affect Borrower's ability to repay this Note or perform Borrower's obligations under this Note and such default continues for fifteen (15) business days after written notice to Borrower that Lender considers such default to be a default hereunder; (d) Borrower becomes insolvent, a receiver is appointed for any part of Borrower's property, Borrower makes a general assignment for the benefit of creditors or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws; (e) Borrower, or any of its affiliates, becomes subject to any civil or criminal order or decree by any regulatory agency and that action has a material adverse effect on Borrower, and Borrower fails to have such action effectively stayed, discharged, vacated or set aside within thirty (30) days of the institution of such action; (f) Any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is determined to be false or misleading in any material respect at the time made or furnished; or (g) A material adverse change occurs in Borrower's financial condition, or Lender in good faith reasonably believes the prospect of payment or performance of the indebtedness is materially impaired, provided that Lender notifies Borrower in writing of such default and Borrower fails to cure such default within ten (10) business days of such notice.


     4.2. BORROWER'S RIGHT TO ADVANCES. Borrower shall not be entitled to any further Advances under the Revolving Line of Credit evidenced by this Note if any of the following happens: (a) Borrower fails to make any payment after the same becomes due to Lender hereunder ; (b) Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note or any agreement related to this Note, or in any other agreement or loan Borrower has with Lender; (c) Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any person, (including the Limited Partners) that may materially and adversely affect Borrower's ability to repay this Note or perform Borrower's obligations under this Note and such default continues for fifteen
(15) business days after written notice to Borrower that Lender considers such default to be a default hereunder; (d) Borrower becomes insolvent, a receiver is appointed for any part of Borrower's property, Borrower makes a general assignment for the benefit of creditors or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws; (e) Borrower, or any of its affiliates, becomes subject to any civil or criminal enforcement order or decree by any regulatory agency and that action has a material adverse effect on Borrower; (f) Any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is determined to be false or misleading in any material respect at the time made or furnished; or
(g) A material adverse change occurs in Borrower's financial condition, or Lender in good faith reasonably believes the prospect of payment or performance of the indebtedness is materially impaired. If the conditions described herein are addressed by the Borrower in such a way that default under Section 4.1 is avoided or cured, Borrower shall thereafter be entitled to Advances under this Note until the reoccurrence of a condition described herein.

     4.3. LENDER'S RIGHTS. Upon default, as set forth in Section 4.1, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that amount provided that the Borrower will not incur a late charge under Section 1.7 unless payment is not made within 15 days of the date such payment was to originally become due. Upon default, including failure to pay upon final maturity, Lender, at its option, may also, if permitted under applicable law, increase the variable interest rate on this Note to 3.000 percent points over the Index. The interest rate will not exceed the maximum rate permitted by applicable law. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's reasonable attorney's fees and Lender's legal expenses whether or not there is a lawsuit, including reasonable attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post- judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.


                                V. MISCELLANEOUS

     5.1. NOTICES. Any notice, consent, request, or other communication to a party required or permitted hereunder shall be deemed to have been duly given or made (a) on the date delivered in person, (b) on the date indicated on the return receipt if mailed postage prepaid, by certified or registered mail, with return receipt requested, (c) on the date transmitted by facsimile, if sent by 1:30 P.M. Eastern Time, for purposes of Advances, and 2:30 P.M. Eastern Time for all other purposes, and confirmation of receipt thereof is reflected or obtained, or (d) if sent by Federal Express or other nationally recognized overnight courier or overnight express U.S. Mail, with service charges prepaid, then on the next business day after delivery to the courier of mail (in time for and specifying next day delivery). Such notices shall be sent to a party at its address or facsimile number as follows, unless otherwise designated in writing:

          If to Borrower:     Cahill, Warnock Strategic Partners Fund, L.P.
                              1 South Street, Suite 2150
                              Baltimore, MD 21202
                              Attn: David L. Warnock
                                    Edward L. Cahill
                              Telephone No. (410) 895-3800

          If to Lender:       Wilmington Trust Company
                              1100 North Market Street
                              Wilmington, Delaware 19890
                              Attn: Gloria Zook Diodato
                              Telephone No. (302) 651-8850

     5.2. RIGHTS AND REMEDIES NOT WAIVED. Lender may delay or forego enforcing any of its rights or remedies under this Note without losing them.

     5.3. GOVERNING LAW. This Note has been delivered to Lender and accepted by Lender in the State of Delaware. This Note shall be governed by and construed in accordance with the laws of the State of Delaware.

     5.4. JURISDICTION. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of New Castle County, the State of Delaware.

     5.5. JURY TRIAL WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

     5.6. WAIVER OF PRESENTMENT. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor.

     5.7. AMENDMENTS. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan, or release any party or guarantor or collateral; and take any other action deemed necessary by






Lender without the consent of or notice to anyone other than the Borrower. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

     5.8. INTEGRATION. The Note contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto.

     IN WITNESS WHEREOF, the parties have caused this Note and Loan Agreement to be executed by their respective duly authorized officers.

LENDER                           BORROWER
Wilmington  Trust  Company       Cahill, Warnock  Strategic  Partners Fund, L.P.
                                 By: Cahill, Warnock Strategic Partners, L.P.


By: /s/ Douglas Cornforth        By: /s/ Edward L. Cahill
    ----------------------           ---------------------------
    Douglas  Cornforth,              Edward  L.  Cahill,
    Vice President                   General Partner

By: /s/ Gloria Z. Diadato        By: /s/ David L. Warnock
    ----------------------           ---------------------------
    Gloria Zook Diodato,             David L. Warnock,
    Sr Banking Officer               General Partner

Date: February 5, 1997           Date: February 5, 1997